UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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REINSURANCE GROUP OF AMERICA, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO THE
PROXY STATEMENT DATED APRIL 7, 2011
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2011
May 9, 2011
On February 22, 2011, the Board of Directors of Reinsurance Group of America, Incorporated (the “Company”), approved an amendment to the Company’s Flexible Stock Plan, as amended (the “Plan”), subject to shareholder approval. On or about April 7, 2011, the Company mailed a proxy statement (the “Proxy Statement”) to its shareholders describing the matters to be voted on at the Annual Meeting of Shareholders to be held on May 18, 2011, including a proposal to approve the amendment of the Plan.
On May 2, 2011, the Company was informed by Institutional Shareholder Services (“ISS”) that the proposed amendment of the Plan received an unfavorable rating due to certain language in the Plan that ISS interprets as suggesting that the Plan permits the replacement of underwater stock options with new awards without shareholder approval. As a result, ISS recommended a vote “AGAINST” the proposal to amend the Plan.
Although the Company has never “repriced” any outstanding equity awards and has no plans to do so, the Company considered ISS’s report and decided that it should amend the Plan to delete the provision that raised the repricing concern at ISS. Accordingly, on May 8, 2011, the Board of Directors of the Company approved an amendment to the Plan to delete former Section 11.1, which read as follows:
“11.1 Replacement. The Committee may permit a Participant to elect to surrender a Benefit in exchange for a new Benefit.”
The amendment approved by the Board also renumbers former Section 11.2 (Tandem Awards) as 11.1 and deletes the reference to replacement awards in the title of Article XI.
The Company believes that the amendment to eliminate former Section 11.1 addresses ISS’s concern by eliminating the language in the Plan that could have allowed a repricing without shareholder approval. The proposed amendment of the Plan, as amended, will be presented for shareholder approval at the Company’s Annual Meeting of Shareholders to be held on May 18, 2011.
A copy of the Plan, as amended, is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 9, 2011 with the Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the Plan, as amended, at the SEC’s website, www.sec.gov.
Any vote “FOR” or “AGAINST” the Plan proposal using the proxy card previously made available by the Company to the shareholders of record of the Company or the voting instruction card made available to the beneficial owners by their broker, bank or another nominee will be counted as a vote “FOR” or “AGAINST” the Plan, as amended. If any shareholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting of Shareholders by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Company’s proxy statement. If any shareholder would like a new proxy or has any questions, he or she should contact John Hayden, 1370 Timberlake Manor Parkway Chesterfield, Missouri 63017-6039, at (636) 300-8828, or at jhayden@rgare.com.
This Supplement to the Proxy Statement is first being released on or about May 9, 2011, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.
By Order of the Board of Directors,
/s/ William L. Hutton
William L. Hutton
Secretary
May 9, 2011